UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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SUMMIT FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Set forth below is the 2004 Condensed Annual Report delivered by Summit Financial Corporation to shareholders starting on or about May 2, 2005.

2004
ANNUAL REPORT

\

CORPORATE PROFILE

Summit Financial Corporation (the “Company”) is a financial holding company headquartered in Greenville, South Carolina. Subsidiaries of the Company are Summit National Bank (the “Bank”), a national bank organized in 1990, and Freedom Finance, Inc. (the “Finance Company”), a consumer finance company organized in 1994. The Bank provides a full range of banking services to individuals and businesses, including the taking of time and demand deposits and making loans. Through its wholly-owned subsidiary, Summit Investment Services, Inc., the Bank offers nondeposit products and financial management services. The Bank operates four full-service branches in Greenville and Spartanburg, South Carolina. The Finance Company makes and services installment loans to individuals with loan principal amounts generally not exceeding $2,000 and with maturities ranging from three to 18 months. The Finance Company has 11 locations throughout South Carolina.

ABOUT THE ANNUAL REPORT

The 2004 Annual Report is presented in a summary format and is intended to provide information in a concise and readable manner that will be meaningful and useful to the widest range of readers. The audited financial statements and detailed analytical schedules are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission (“SEC”).

PROXY STATEMENT

The Company intends to file a proxy statement with the SEC in connection with the proposed merger of the Company and the Bank with and into First Citizens Bank & Trust Company, Inc. (“First Citizens”). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, FIRST CITIZENS, AND THE MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by the Company or First Citizens, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by directing a written request to: Summit Financial Corporation, Post Office Box 1087, Greenville, South Carolina, 29602, Attention: Ms. Blaise B. Bettendorf, CFO. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the merger. Investors and security holders may obtain additional information regarding the Company’s executive officers and directors and their interests in the Company from the 2004 Annual Report on Form 10-K/A for the year ended December 31, 2004, and from the reports filed with the SEC by the Company’s executive officers and directors under Section 16 of the Securities Exchange Act of 1934, and additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant materials filed with the SEC when they become available.

CONTENTS

Financial Highlights	1
To Our Shareholders	2
Selected Financial Data	3
Report of Independent Registered Public Accounting Firm	4
Condensed Consolidated Balance Sheets	5
Condensed Consolidated Statements of Income	6
Financial Review	7
Leadership Group	8
Summit National Bank Officers	9
Shareholder Information	9

Summit Financial Corporation
FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)	2004	2003	% Change
FOR THE YEAR
Net income	$4,439	$3,807	17%
Net income per common share - basic	$1.00	$0.89	12%
Net income per common share - diluted	$0.90	$0.79	14%
AT YEAR END
Total assets	$320,938	$343,921	-7%
Investment securities	59,838	90,887	-34%
Loans, net of unearned income	242,460	231,802	5%
Deposits	231,718	257,012	-10%
Shareholders’ equity	37,265	32,205	16%
Book value per share	$8.25	$7.47	10%
FINANCIAL RATIOS
Return on average assets	1.36%	1.18%	15%
Return on average equity	12.81%	12.46%	3%
Net interest margin, tax-equivalent basis	4.33%	4.14%	5%
Total risk-based capital	15.27%	13.75%	11%
ASSET QUALITY RATIOS
Allowance for loan losses to loans, year end	1.51%	1.48%	2%
Net charge-offs to average loans	0.10%	0.32%	-69%
STOCK PERFORMANCE & STATISTICS, At Year End
Closing market price	$21.35	$18.00	19%
Annual shares traded	246,198	463,061	-47%
Shares traded as a percent of average shares outstanding	5.60%	10.90%	-50%
Price/book ratio	2.59x	2.41x	7%
Price/earnings ratio (based on diluted earnings per share)	23.7x	22.8x	4%
Market capitalization	$96,407	$77,633	24%
Shares outstanding	4,515,553	4,312,925	5%
Cash dividends per share	$0.15	$0.10	50%
Dividend payout ratio (based on diluted earnings per share)	16.70%	12.70%	31%

Summit Financial Corporation
TO OUR SHAREHOLDERS

April 25, 2005

Dear Fellow Shareholders:

As I am sure you know, your Company has entered into an agreement to merge with First Citizens Bank and Trust Company, Inc. Upon shareholder and regulatory approval of the transaction, our shareholders will receive $22.00 per share in cash. After much deliberation, your Board felt that an all cash offer was particularly attractive in light of the relatively low 15% capital gain tax rate and the certainty of price to be received by our shareholders. This transaction is the culmination of a journey we began together in March 1990, and I am pleased that we reached this point with this particular partner. First Citizens is committed to community banking, deeply rooted in South Carolina, very stable, and able to provide a great number of our Summit people with the opportunity to continue to enhance their careers. Please continue to support our great employees and First Citizens as you have so steadfastly stood by us in the past.

From day one, Summit has been operated as we were taught by our dearly departed friends and mentors, Sam Hunt and Nap Vandiver. Major attention has been given to credit quality; customers and employees have been treated with respect. All operations have been open and honest; we have had fun and developed many wonderful relationships along the way. Most importantly, our main focus has been on increasing the wealth of our shareholders. For those of you who have been with us since our Initial Public Offering, that increase has been approximately eight fold. Thanks for being part of this Company.

2004 was another stellar year for the Company, representing the ninth consecutive year of record earnings. Net income for the year ended December 31, 2004 was $4.4 million compared to $3.8 million for 2003, an increase of 17%. Fully diluted earnings per share increased 14% to $0.90 per share. 2004 was also a period of excellent credit quality for us. Consolidated net charge-offs were very low at 0.10% of average loans, and Summit National Bank ended the year in a net recovery position.

Summit has been blessed with bright and dedicated employees who have placed the Company’s success in front of their own. I must single out the co-founders who took the risk of associating with an unproven start-up enterprise, and are the linchpins of its success. JB Schwiers, Blaise Bettendorf, Jimmy Gulledge and Gena Scully have my eternal gratitude for their dedication to Summit. Likewise, to the members of our Board of Directors who invested their time and money, demonstrated their faith in our team and gave direction to this Company, I will remain forever grateful.

As the transaction proceeds, you will receive a Proxy Statement for the Annual Meeting of Shareholders which will include detailed information about the merger. It is important that your shares be represented at the Annual Meeting. We encourage you to carefully read the information contained in the Proxy Statement and to consider and vote on all proposals presented. We invite your questions and comments.

For the Board of Directors,

J. Randolph Potter
President and CEO

Summit Financial Corporation
SELECTED FINANCIAL DATA

(dollars in thousands, except per share data)	2004	2003	2002	2001	2000
SUMMARY OF OPERATIONS
Net interest income	$12,952	$12,289	$11,647	$10,398	$10,023
Provision for loan losses	436	786	847	725	654
Noninterest income	2,316	2,930	2,671	2,582	1,846
Noninterest expense	8,434	8,872	8,444	8,259	7,356
Income taxes	1,959	1,754	1,585	1,280	1,204
Net income	4,439	3,807	3,442	2,716	2,655
Per common share — basic	1.00	0.89	0.82	0.66	0.65
Per common share — diluted	0.9	0.79	0.73	0.60	0.59

YEAR END BALANCE SHEETS
Investment securities	$59,838	$90,887	$63,464	$47,400	$32,445
Loans, net of unearned income	242,460	231,802	218,800	207,041	180,521
Allowance for loan losses	3,649	3,437	3,369	2,937	2,560
Total assets	320,938	343,921	302,206	273,097	249,835
Noninterest-bearing deposits	36,897	37,037	33,342	29,372	35,468
Interest-bearing deposits	194,821	219,975	197,173	189,406	173,723
FHLB advances	50,134	52,317	40,600	26,900	16,000
Shareholders’ equity	37,265	32,205	28,742	24,601	21,528
Book value per share	8.25	7.47	6.82	5.89	5.17

AVERAGE BALANCE SHEETS
Investment securities	$68,467	$74,661	$52,157	$40,232	$28,681
Loans, net of unearned income	232,301	223,365	211,704	195,573	159,711
Total assets	326,519	322,766	288,887	263,695	212,177
Noninterest-bearing deposits	35,969	32,132	29,678	26,549	21,746
Interest-bearing deposits	202,879	212,048	197,631	190,713	153,624
Shareholders’ equity	34,651	30,558	26,427	23,193	19,562

RATIOS AND OTHER DATA
Return on average assets	1.36%	1.18%	1.19%	1.03%	1.25%
Return on average equity	12.81%	12.46%	13.02%	11.71%	13.57%
Net interest margin, tax-equivalent basis	4.33%	4.14%	4.38%	4.29%	5.11%
Efficiency ratio	58.10%	63.46%	64.89%	69.21%	67.49%
Noninterest income ratio	11.66%	14.38%	13.03%	11.33%	8.68%
Total risk-based capital	15.27%	13.75%	13.20%	12.41%	12.21%
Leverage capital	11.39%	9.92%	9.70%	9.25%	10.13%
Net charge-offs to average loans	0.10%	0.32%	0.20%	0.18%	0.16%
Nonperforming assets to loans plus OREO, year end	0.37%	0.38%	0.22%	0.64%	0.19%
Allowance for loan losses to loans, year end	1.51%	1.48%	1.54%	1.42%	1.42%
Closing market price per share	$21.35	$18.00	$14.62	$9.07	$7.99
Price/earnings ratio, year end	23.7x	22.8x	20.3x	15.1x	13.5x

Summit Financial Corporation
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Summit Financial Corporation

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Summit Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004 (not presented herein); and in our report dated February 22, 2005, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated balance sheets and statements of income is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

Greenville, South Carolina
February 22, 2005                                        /s/ KPMG LLP

Summit Financial Corporation
MANAGEMENT’S REPORT

Primary responsibility for the integrity and objectivity of the Company’s consolidated financial statements rests with management. The accompanying condensed consolidated balance sheets and statements of income, and the consolidated financial statements included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004 are prepared in conformity with U.S. generally accepted accounting principles and accordingly, include amounts that are based on management’s best estimates and judgments.

To assure that financial information is reliable and data is presented fairly in the financial statements, management has established and maintains an internal control structure which is supplemented by a program of internal audits. The internal control structure is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded, and reported in accordance with management intentions and authorizations. The internal control structure includes disclosure controls and procedures and internal controls over financial reporting.

To assure the effective administration of the system of internal controls, the Company develops and widely disseminates written policies and procedures, provides adequate communication channels, and fosters an environment conducive to the effective functioning of internal controls. All employees of the Company are informed of the need to conduct our business affairs in accordance with the highest ethical standards. The Company has set forth a written code of business conduct and ethics and communicated it to all employees.

The Audit Committee, composed entirely of outside directors, meets periodically (separately and jointly) with Company management, the internal auditor, and the independent auditors, KPMG LLP, to review matters relative to the quality of financial reporting, internal control, and the nature, timing, extent and results of the audit efforts. KPMG LLP, has audited the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States), as described in their report.

J. Randolph Potter	Blaise B. Bettendorf
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

Summit Financial Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2004	2003
ASSETS
Cash and due from banks	$6,548	$9,854
Interest-bearing bank balances	147	341
Federal funds sold	218	201
Investment securities available for sale	59,838	90,887
Investment in Federal Home Loan Bank and other stock	3,326	3,004
Loans, net of unearned income and net of allowance
for loan losses of $3,649 and $3,437	238,811	228,365
Premises and equipment, net	4,805	4,070
Accrued interest receivable	1,430	1,505
Other assets	5,815	5,694
	$320,938	$343,921

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing demand	$36,897	$37,037
Interest-bearing demand	32,478	23,542
Savings and money market	81,896	73,245
Time deposits, $100,000 and over	38,925	65,200
Other time deposits	41,522	57,988
	231,718	257,012
Federal Home Loan Bank advances	50,134	52,317
Accrued interest payable	581	841
Other liabilities	1,240	1,546
Total liabilities	283,673	311,716

Shareholders' equity:
Common stock, $1.00 par value; 20,000,000 shares
authorized; 4,515,553 and 4,312,925 shares
issued and outstanding	4,516	4,313
Additional paid-in capital	26,993	25,791
Retained earnings	5,868	2,102
Accumulated other comprehensive income, net of tax	98	28
Nonvested restricted stock	(210)	(29)
Total shareholders' equity	37,265	32,205
	$320,938	$343,921

Summit Financial Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	For the year ended December 31,
	2004	2003	2002
Interest Income:
Loans	$14,377	$13,996	$14,914
Taxable securities	2,055	2,459	1,934
Nontaxable securities	922	816	725
Federal funds sold	50	40	80
Other	138	134	168
	17,542	17,445	17,821
Interest Expense:
Deposits	3,007	3,550	4,598
Federal Home Loan Bank advances	1,576	1,590	1,563
Federal funds purchased	7	16	5
Other short-term borrowings	-	-	8
	4,590	5,156	6,174
Net interest income	12,952	12,289	11,647
Provision for loan losses	436	786	847
Net interest income after provision for loan losses	12,516	11,503	10,800
Noninterest Income:
Service charges and fees on deposit accounts	480	550	553
Insurance commission fee income	588	438	587
Gain on sale of investment securities	83	367	117
Other income	1,165	1,575	1,414
	2,316	2,930	2,671
Noninterest Expense:
Salaries, wages and benefits	5,370	5,213	5,060
Occupancy	682	666	644
Furniture, fixtures and equipment	608	647	673
Other expenses	1,774	2,346	2,067
	8,434	8,872	8,444
Income before income taxes	6,398	5,561	5,027
Income taxes	1,959	1,754	1,585
Net income	$4,439	$3,807	$3,442

Net income per common share:
Basic	$1.00	$0.89	$0.82
Diluted	$0.90	$0.79	$0.73
Average shares outstanding:
Basic	4,419,000	4,256,000	4,176,000
Diluted	4,924,000	4,842,000	4,744,000

Summit Financial Corporation
FINANCIAL REVIEW

The following review is a discussion of the factors and trends that affected Summit Financial Corporation and its subsidiaries for the year ended December 31, 2004. Please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004 (“2004 10-K”) for a complete discussion and analysis of financial condition and results of operations. Certain information in this Annual Report contains forward-looking statements that involve risk and uncertainty. A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The Company disclaims any obligation to update any forward-looking statements. Reference should be made to a more complete discussion of forward-looking statements and risk factors that may cause such forward-looking statements to differ materially from the Company’s actual results in the Company’s 2004 10-K.

Financial Condition
The Company ended 2004 with total assets of $320.9 million compared to $343.9 million for the prior year end. The decrease of 7% was directly related to the reduction in investment securities of 34% from $90.9 million at December 31, 2003 to $59.8 million at December 31, 2004. The Company’s strategic decision to realign the balance sheet during 2004 in anticipation of rising rates resulted in the $31.1 million reduction in securities which had increased during 2003 from the investment of excess liquidity in higher yielding, cash flowing securities. The level of investment securities as of December 31, 2004 is back in line with historical levels of investments as a percent of total assets.

The cash flow generated from liquidating securities was utilized to accomplish another of the Company’s strategic objectives and reduce higher priced, out-of-market deposits. Total deposits decreased $25.3 million during the year to total $231.7 million. The decrease occurred in the certificates of deposit category as management allowed maturing deposits, primarily public funds and out-of-market CDs, to roll out of the Bank while concentrating on local market core deposits. The result was increases in both interest-bearing demand deposits and money market deposits. This balance sheet realignment has decreased the Company’s exposure to interest rate risk, reduced both price and extension risk in the investment portfolio, and contributed to the reduction in cost of funds and increase in net interest income for 2004.

Total loans grew 5% or $10.7 million to total $242.5 million at December 31, 2004. Over the last two years, customers of the Bank have felt the impact of the slow economy and management continues to maintain a focus on asset quality. Procedures to ensure early detection of weak credits and strong underwriting criteria, as well as an emphasis on collection of potential problem loans has resulted in a manageable level of watch list and classified loans which have decreased from 7.6% of gross loans at December 31, 2003 to 4.9% at the current year end based on internal grading systems. This focus in 2004 contributed to a reduction of loans through the majority of the year as weaker credits were collected or not renewed. Lower loan demand also contributed to the slight decrease in net loan growth through the third quarter of 2004. As the economy has improved throughout the year, loan demand has increased with the fourth quarter reporting net originations of $13.7 million.

Shareholders’ equity totaled $37.3 million at December 31, 2004 compared to $32.2 million for the prior year. This increase was primarily a result of retained net income of $4.4 million, proceeds from stock option exercises of $1.2 million, and an increase in the unrealized gain on available for sale securities during 2004. Increases in equity were partially offset by the payment of a cash dividend totaling $673,000. As of year end, the Company’s total risk-based capital ratio was 15.3% and the leverage ratio was 11.4%.

Results of Operations
The Company reported another year of record earnings in 2004, up 17% from 2003. Net income totaled $4.4 million, or $0.90 diluted earnings per share, in 2004 compared with $3.8 million, or $0.79 diluted earnings per share, in 2003 and $3.4 million, or $0.73 diluted earnings per share, for 2002. The improvement in net income and earnings per share in 2004 resulted primarily from the increase in net interest income related to lower cost of funds, due principally to the low interest rate environment. The low short-term interest rate environment started to turn in mid-2004 and the prime interest rate increased 125 basis points during the last six months of the year. However, the yield on loans was actually flat between 2003 and 2004 as the increase in short-term rates was offset by a lower weighted average rate on the fixed rate portion of the portfolio due to new and renewing loans having been added at lower current market rates. The decline in cost of funds was thus the primary contributor to the higher net interest income and the 19 basis point increase in net interest margin for 2004.

Lower provision for loan losses also contributed to the increase in net income for 2004 and was due primarily to the improvement in credit quality of the portfolio, reduction in net charge-offs from 0.32% of gross loans for 2003 to 0.10% for 2004, and lower net originations in 2004 as compared to 2003. Decreases in other income, primarily gain in sales of investment securities and mortgage referral fees due to changes in market conditions and lower volume of transactions, were substantial offset by decreases in overhead expenses. Overhead declined primarily related to there being no FHLB prepayment penalty as had been incurred in 2003, lower advertising expense due to fewer promotional campaigns and newspaper advertising in 2004, and reduced consultant and other professional fees related to fewer contracted services and projects in 2004 as compared to the prior year.

Summit Financial Corporation
LEADERSHIP GROUP

BOARD OF DIRECTORS

C. VINCENT BROWN	IVAN E. BLOCK	LARRY A. McKINNEY
President, Brown, Massey, Evans, McLeod & Haynsworth, Attorneys at Law, P.A.	President & CEO, Diversified Coatings Systems, Inc.	Chief Executive Officer, ElDeCo, Inc.
Chairman, Summit Financial Corporation
	J. EARLE FURMAN, JR.	J. RANDOLPH POTTER
DAVID C. POOLE	President, NAI Earle Furman, LLC	President & CEO, Summit Financial Corporation,
President, David C. Poole Co., Inc.		Summit National Bank and Freedom Finance, Inc.
Secretary, Summit Financial Corporation	JOHN W. HOUSER
	President, Piedmont Management of Fairforest, Inc.	JAMES B. SCHWIERS
JAMES G. BAGNAL, III		Executive Vice President & COO, Summit National Bank
Regional President, Summit National Bank Spartanburg	T. WAYNE McDONALD, MD
Physician, Highlands Center for Women

ALLEN H. McINTYRE
President, ChemPro, Inc.

EXECUTIVE OFFICERS

JAMES G. BAGNAL, III	JAMES G. GULLEDGE, JR.	JAMES B. SCHWIERS
Regional President, Summit National Bank Spartanburg	Senior Vice President, Commercial Banking Manager	Executive Vice President, Chief Operating Officer
	Summit National Bank	Summit National Bank
BLAISE B. BETTENDORF
Senior Vice President, Chief Financial Officer	J. RANDOLPH POTTER	C. JEROME SENN, JR.
	President and Chief Executive Officer	Senior Vice President, Investment Manager
WILLIAM E. COVINGTON, JR.		Summit Investment Services, Inc.
Senior Vice President, Chief Operating Officer	JAMES STEPHEN RUSH
Freedom Finance, Inc.	Senior Vice President, Commercial Banking Manager
Summit National Bank Spartanburg

SUMMIT NATIONAL BANK ADVISORY BOARD

Scott M. Christopher	Ruth B. Looper	Carlos D. Rhys
President, Christopher Truck Sales, Inc.	President, Action Mortgage & Financial Services	President, Axon Products, Inc.

John W. Collins	David H. McCauley	M. Wade Scott, Jr.
President, Collins Direct	Sales Manager, Builders First Source, Inc.	Co-owner, Ballew & Scott Custom Clothiers

Charlie E. Cromer	J. Edward Mixon	Ann A. Sparkman
Sales Manager, International Paper	President, Janed Enterprises, Inc.	Co-owner, Martin Nursery, Inc.

F. Douglas P. Evans	Lloyd E. Morris	Bradley B. Steele, Sr.
Attorney, Brown, Massey, Evans, McLeod & Haynsworth, P.A.	Owner, Morris Marketing Group, Inc.	President, B.B. Steele, Inc.

Michael A. Hawkins	Charles H. Muse	John J. Steenhausen
President, Benefit Controls of S.C., Inc.	President, Universal Packaging, Inc.	President, Spartan Computer Services, Inc.

Ryan D. Hendley	Samuel W. Outten	David R. Stone
President, I H Services, Inc.	Attorney, Womble, Carlyle, Standridge & Rice	President, Stone Properties, Inc.

Anthony P. Johnson, MD	John T. Pazdan	Thomas R. Strange, Sr.
Physician, Jervey Eye Group, P.A.	Vice President, Roy Metal Finishing Co., Inc.	President, Strange Brothers Grading Co.

Fletcher L. Kirkland, Jr.	Richard H. Quinn, Jr.	Benjamin G. Team, Jr.
Private Investor, Kirkland Investments, LLC	Co-owner, Quinn & Satterfield Builders	Chairman, Carolina Belting Company, Inc.

Summit Financial Corporation
BANK OFFICERS & SHAREHOLDER INFORMATION

SUMMIT NATIONAL BANK OFFICERS

TIMOTHY R. CALVERT	MARK R. ELEY	PATRICK W. MARTIN
Assistant Vice President, Investment Officer	Vice President, Account Officer	Vice President, Account Officer

R. ERL CAMPBELL	BLAKE M. GOLDMAN	SANDY L. MEISTER
Vice President, Internal Auditor	Vice President, Loan Administration and Deposit Services	Vice President, Controller

GERALD T. CAVAN	RICHARD F. HARRINGTON, JR.	GENA B. SCULLY
Vice President, Account Officer	Vice President, Senior Credit Analyst	Vice President, Operations/EDP

MARY JANE DAVIDSON	TERESA A. HIX	JOHN B. WOOD, JR.
Vice President, Account Officer	Assistant Vice President, Operations	Senior Vice President, Account Officer

SHAREHOLDER INFORMATION

Stock Listing	Financial Information
Summit Financial Corporation common stock is traded on the NASDAQ SmallCap Market under the symbol SUMM. At December 31, 2004, there were 372 shareholders of record. The number of shareholders does not reflect the number of persons or entities who hold the stock in nominee or “street” name through various brokerage firms.
Analysts, investors, and others seeking financial information, including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, should contact:
Blaise B. Bettendorf
Market Makers	Senior Vice President & Chief Financial Officer
Archipelago Exchange	Summit Financial Corporation
BB&T Investment Services	Post Office Box 1087
Knight Equity Markets, L.P.	Greenville, South Carolina 29602
Sandler O’Neill & Partners	www.summit-bank.com
USB Capital Markets, L.P.

Shareholder Services	Legal Counsel
Shareholders seeking information regarding stock transfers, lost certificates, dividends and address changes should contact the Company’s Transfer Agent:	Brown, Massey, Evans, McLeod & Haynsworth, Attorneys at Law, P.A. Greenville, South Carolina
American Stock Transfer & Trust Company
6201 15th Avenue - 1st Floor	McNair Law Firm, P.A.
Brooklyn, New York 10019	Columbia, South Carolina
1-800-937-5449
www.amstock.com
Independent Registered Public Accounting Firm
KPMG LLP
Greenville, South Carolina

Quarterly Common Stock Summary

	2004				2003
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q
Stock Price ranges:
High	$22.95	$19.49	$21.05	$19.00	$21.42	$19.05	$17.24	$15.54
Low	$18.11	$17.50	$17.77	$17.61	$17.73	$15.71	$14.76	$14.16
Close	$21.35	$18.50	$18.31	$18.41	$18.00	$18.74	$16.14	$14.87
Volume traded	102,413	44,886	48,729	50,170	66,440	97,107	127,542	171,972
Cash dividend declared	$0.08	-	$0.07	-	$0.10	-	-	-